Exhibit 10.1

AMENDED AND RESTATED

ADVISORY AGREEMENT

This Amended and Restated Advisory Agreement (this “Agreement”) is made effective as of June 1, 2018 (the “Effective Date”) by and among Lodging Fund REIT III, Inc., a Maryland corporation (the “General Partner”), Lodging Fund REIT III OP, LP, a Delaware limited partnership (the “Partnership,” and together with the General Partner and their subsidiaries referred to collectively as the “Company”), and Legendary Capital REIT III, LLC, a Delaware limited liability company (the “Advisor”).

WHEREAS, the Company intends to acquire Projects focused in the lodging (hotel) market through the Partnership and its subsidiaries, and to originate and acquire the Loans.

WHEREAS, the Company desires to avail itself of the experience, sources of information, advice and assistance of the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth on behalf of, and subject to, the supervision of the Board.

WHEREAS, the Advisor is willing to undertake to render such services on the terms and conditions herein set forth.

NOW THEREFORE, in consideration of the mutual covenants herein set forth, and for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      Definitions.  As used herein, the following terms shall have the meanings set forth below:

(a)                                 “Acquisition Costs” shall mean any and all expenses incurred by the Company, the Advisor and their Affiliates related to selecting, evaluating, acquiring and rehabilitating properties, whether or not acquired, including, but not limited to, legal fees and expenses, travel and communications expenses, cost of appraisals and surveys, market surveys, nonrefundable option payments on property not acquired, accounting fees and expenses, computer use related expenses, architectural and engineering reports, environmental and asbestos audits, title insurance and escrow fees, personnel and miscellaneous expenses related to the selection and acquisition of properties, and the costs of any property improvement plan undertaken at the time of acquisition.

(b)                                 “Affiliate” shall mean as to any individual, corporation, partnership, trust or other association (i) any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with another Person, (ii) any Person, directly or indirectly, owning or controlling 10% or more of the outstanding voting securities of another Person, (iii) any officer, director, partner, member or trustee of such Person, (iv) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with power to vote, by such other Person and (v) if such other Person is an officer, director, partner, member or trustee of a Person, the Person for which such Person acts in any such capacity.

(c)                                  “Board” shall mean the Board of Directors of the General Partner.

(d)                                 “Capital Gain” shall mean, with respect to a Project, an amount equal to the gross sales price of the Project less (i) the original acquisition cost of the Project, without regard to depreciation or amortization of such Project, (ii) any capitalized expenditures made to improve the Project, and (iii) any Real Estate Commissions or other incidental selling costs incurred in selling the Project.

(e)                                  “Disposition Expenses” shall mean any and all expenses incurred by the Company, the Advisor or their Affiliates in connection with the sale, exchange or other disposition of the Projects, whether or not sold or disposed of, including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals and other third party reports, accounting fees and expenses, title insurance, transfer taxes, transfer fees, recording fees and other customary disposition closing costs.

(f)                                   “Financing Expenses” shall mean any and all expenses incurred by the Company, the Advisor or their Affiliates in connection with any loan, financing or other debt secured by the Projects or otherwise obtained in connection with the Projects, whether or not actually obtained, including, but not limited to, loan origination and assumption fees and lender expenses, legal fees and expenses, travel and communications expenses, costs of appraisals and other third party reports, accounting fees and expenses, title insurance, recording fees, and other customary financing closing costs.

(g)                                  “Fiscal Year” shall mean any period for which any income tax return is submitted by the Company to the Internal Revenue Service and which is treated by the Internal Revenue Service as a reporting period.

(h)                                 “Gross Assets” shall mean the original basis, or if it relates to an asset of the Partnership, the asset’s book value, of the assets of the Company, as reflected on the books and records of the Company until the Company determines a net asset value (“NAV”) of the Company.  Once the Company has determined an NAV, the Gross Assets will be based on the gross value as determinable by the NAV (and grossed up for liabilities).  Notwithstanding the above, the Advisor can elect, from time to time, to waive any fees attributable to the value of the assets of the Company that exceed the value of the real estate assets of the Company.

(i)                                     “Loans” shall mean high-yield loans made by the Company to certain qualified borrowers and/or Affiliates, which are secured, directly or indirectly, by real estate-related asset, including mortgages, senior secured loans, subordinated loans, mezzanine loans and bridge loans.

(j)                                    “Offering” shall mean the offering of REIT Shares of the General Partner pursuant to that certain Confidential Private Placement Memorandum of Lodging Fund REIT III, Inc. June 1, 2018, as may be supplemented and amended (the “Memorandum”).

(k)                                 “Offering Termination Date” shall mean the earlier to occur of (i) the date that all 10,000,000 REIT Shares are subscribed in the Offering, (ii) June 1, 2019, which may be extended for such period of time as determined in the sole discretion of the Board and (iii) a decision of the General Partner to terminate the Offering.

(l)                                     “Organization and Offering Expenses” shall mean any and all costs and expenses incurred by the Company, the Advisor or their Affiliates in connection with the organization and formation of the Company, the preparation of the Offering materials, and the marketing and sale of the REIT Shares and any other securities of the Company, including but not limited to legal, accounting, tax planning fees, promotional fees or expenses, filing and recording fees, market research and surveys, property inspections and research, engineering services, printing costs, securities sales commissions, travel expenses and other costs or expenses incurred in connection therewith.

(m)                             “Partners” shall mean the General Partner, the Series B Limited Partner and the common limited partners of the Partnership.

(n)                                 “Partnership Agreement” shall mean the Limited Partnership Agreement of the Partnership dated April 11, 2018, as may be amended from time to time.

(o)                                 “Person” shall mean any natural person, partnership, corporation, association, trust, limited liability company or other legal entity.

(p)                                 “Projects” shall mean the lodging and hotel real estate properties located primarily in the Heartland of the United States which are acquired by the Company, including any improvements thereon.

(q)                                 “Real Estate Commissions” shall mean the real estate, brokerage, investment banker or other commission paid in connection with the sale of a Project.

(r)                                    “REIT” shall mean a “real estate investment trust” under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequently enacted Federal revenue laws.

(s)                                   “REIT Shares” shall mean the shares of common stock, $0.01 par value per share, of the General Partner.

(t)                                    “Series B Limited Partner” shall mean the holder of the Series B Limited Partnership Units as reflected in the books and records of the Partnership.

(u)                                 “Series B Limited Partnership Units” shall mean the Series B limited partnership units in the Partnership.

2.                                      Advisor Duties.  The Advisor shall perform the following duties and responsibilities:

(a)                                 The Advisor shall assist in the performance of all services related to the organization of the Company and any offering of the Company’s securities (including the Offering) other than services that (i) are to be performed by a broker-dealer, (ii) the Company elects to perform directly or (iii) would require the Advisor to register as a broker-dealer with the Securities and Exchange Commission.

(b)                                 The Advisor shall advise the Board as to investment decisions, including the acquisition and disposition of the Projects and the origination or acquisition of the Loans.

(c)                                  The Advisor shall review the underwriting of all prospective investments and coordinate all architectural, engineering, professional and other acquisition services required in order to properly plan and proceed with the acquisition of the Projects and the origination or acquisition of the Loans.

(d)                                 The Advisor shall negotiate and enter into, on behalf of the Company, all mortgage financing, interim bank financing and any other credit arrangements required by the Company in connection with the Projects and the Loans.

(e)                                  The Advisor shall advise the Board regarding the sale, assignment, transfer, liquidation or other disposition of the Projects and the Loans and the reinvestment of the proceeds therefrom.

(f)                                   The Advisor shall negotiate all franchising or licensing and marketing agreements with respect to the Projects.

(g)                                  The Advisor shall negotiate all leases and management agreements with respect to the Projects, and shall administer such leases including the collection of rent and depositing the same into the Company’s bank accounts.

(h)                                 The Advisor shall manage all construction, rehabilitation and property improvement projects at the Projects, including all legal, financial and regulatory requirements associated with such projects.

(i)                                     The Advisor, at the Company’s expense, shall provide suitable office facilities for the Company, and shall provide sufficient staff and other personnel necessary to conduct the day-to-day operations of the Company.

(j)                                    The Advisor shall furnish, at the Company’s expense, all office equipment and supplies necessary to conduct the operations of the Company and shall pay for all routine supplies, postage, and other costs of operating said office.

(k)                                 The Advisor shall be responsible for the payment of distributions to the Partners and the shareholders of the General Partner, and the preparation of all reports and communications to the Partners and the shareholders of the General Partner, including but not limited to, annual reports and notices of Partners’ and shareholders’ meetings.

3.                                      Authority of the Advisor; Delegation of Duties.

(a)                                 Pursuant to the terms of this Agreement, and subject to the continuing and exclusive authority of the Board, the Board hereby delegates to the Advisor the authority to perform the services described in Section 2.  The Advisor shall have the power to delegate all or any part of its rights and powers to manage and control the business and affairs of the Company to such officers, employees, Affiliates, agents and representatives of the Advisor or the Company as it may deem appropriate.  Any authority delegated by the Advisor to any other Person shall be subject to the limitations on the rights and powers of the Advisor specifically set forth in this Agreement.

(b)                                 The Advisor shall have the power to delegate all or any part of its duties (as opposed to the Company’s duties) to appropriate third parties, provided that the Advisor shall continue to supervise and monitor the performance of the duties so delegated and any such delegation shall not relieve the Advisor of any of its other duties or obligations under this Agreement.  Any compensation payable to any such third parties shall be paid by the Advisor.

(c)                                  The Advisor acknowledges and agrees that the acquisition, financing, origination and disposition of any Project or Loan shall require the prior approval of the officers of the Company.

4.                                      Basic Compensation.  As its basic compensation for providing the above services, the Advisor shall receive an annual asset management fee (the “Asset Management Fee”), paid on a monthly basis, equal to 0.75% of the Gross Assets of the Company held on the last day of the month for which the payment is made.  If the Company has not liquidated all of the Projects on or before the 5th anniversary of the Offering Termination Date (the “Fee Adjustment Date”), the Asset Management Fee shall be reduced to 0.375% of the Gross Assets of the Company beginning after the Fee Adjustment Date.

5.                                      Additional Compensation.  For its services in investigating and negotiating the acquisition, financing, origination and disposition of the Projects, the Loans and any other investments of the Company, the Advisor shall receive the following additional compensation:

(a)                                 Acquisition Fee.  An acquisition fee for each Project acquired by the Company equal to 1.4% of the contract purchase price of the Project, including funds allocated for any property improvement plan, which shall be paid at the closing of the acquisition.

(b)                                 Financing Fee and Refinancing Fee.  A financing fee (the “Financing Fee”) equal to 1.4% of the contract purchase price of the Project, including funds allocated for any property improvement plan, and a refinancing fee equal to 0.75% of the principal amount of the refinancing (the “Refinancing Fee”), which shall be paid at the closing of the financing or refinancing.  The Financing Fee and the Refinancing Fee shall be in addition to any fee paid to a third-party in connection with such financing or refinancing.

(c)                                  Disposition Fee.  A disposition fee (the “Disposition Fee”) to be determined as follows:

(i)                                     In the event of a sale, exchange or other disposition of a Project, a Disposition Fee equal to between 0.0% and 4.0% of the contract sales price of the Project which shall be paid at the closing of such disposition, to be determined as follows:

(A)                               In the event the Capital Gain on a Project is negative or zero, the Disposition Fee percentage shall be 0.0%.

(B)                               In the event the Capital Gain on a Project is greater than zero but less than 5.0% on an annualized, non-compounded basis of the net capital investment (prior to any reduction for the Disposition Fee) per year following the Offering Termination Date, the Disposition Fee percentage shall be 0.75%.

(C)                               In the event the Capital Gain on a Project is greater than or equal to 5.0% but less than 10% on an annualized, non-compounded basis of the net capital investment (prior to any reduction for the Disposition Fee) per year following the Offering Termination Date, the Disposition Fee percentage shall be 2.0%.

(D)                               In the event the Capital Gain on a Project is greater than or equal to 10% but less than 15% on an annualized, non-compounded basis of the net capital investment (prior to any reduction for the Disposition Fee) per year following the Offering Termination Date, the Disposition Fee percentage shall be 2.5%.

(E)                                In the event the Capital Gain on a Project is greater than or equal to 15% but less than 20% on an annualized, non-compounded basis of the net capital investment (prior to any reduction for the Disposition Fee) per year following the Offering Termination Date, the Disposition Fee percentage shall be 3.0%.

(F)                                 In the event the Capital Gain on a Project is greater than 20% on an annualized, non-compounded basis of the net capital investment (prior to any reduction for the Disposition Fee) per year following the Offering Termination Date, the Disposition Fee percentage shall be 4.0%.

For the removal of doubt, the Advisor shall forgo any Disposition Fees that result in a net loss on the Project.

(ii)                                  In the event that all or substantially all of the Company is sold, merged or otherwise transferred, the Disposition Fee will be calculated as follows and will be paid at the closing of such merger, sale or other transaction:

(A)                               The gross consideration per share will be determined by the Board (the “Share Price”);

(B)                               The Share Price will be added to any and all distributions (whether dividends or return of capital) made to the shareholders in excess of a 6% cumulative, but not compounded, return per annum (combined the “Total Return Per Share”);

(C)                               The Disposition Fee percentage will be obtained by utilizing the chart on Exhibit A; and

(D)                               The Disposition Fee percentage will be multiplied by the gross consideration received in such merger, sale or other transaction (as grossed up for all liabilities of the Company) to determine the Disposition Fee payable.

(d)                                 Guarantee Fee.  An annual guarantee fee (“Guarantee Fee”) due to certain Affiliates of the Advisor for debt obligations of the Projects owned by the Company and personally guaranteed by those Affiliates in the amount of 1.0% of the guaranty per year, payable monthly.  Certain lenders may require personal guarantees to further secure credit facilities while others may not.  In cases in which a personal guarantee is not required, no Guarantee Fee would apply.

(e)                                  Subordinated Performance Fee.  An annual subordinated performance fee (the “Performance Fee”) equal to 20% of the distributions after the Partners (including the General Partner but not the Series B Limited Partner) have received a 6.0% cumulative, but not compounded, return per annum.  The Performance Fee amount will depend on the Company’s performance as well as the number of REIT Shares sold in the Offering and the period of time the investors continue to hold the Shares.  The Performance Fee shall be paid annually in arrears no later than 90 days after the end of the Fiscal Year, and may be made in any form and from any source, including Offering proceeds, dividend reinvestment program proceeds, financing proceeds and/or cash flows.

(f)                                   Real Estate Commissions.  For substantial assistance in connection with the sale of a Project in which the Advisor or its Affiliate or agent provides substantial services, the Advisor (or its Affiliate or agent) shall receive a Real Estate Commission of up to 3.0% of the contract sales price of the Project; provided, however, that in no event shall such commission be greater than one-half of the total Real Estate Commission paid with respect to the sale of the Project if a Real Estate Commission is paid to both a third-party and the Advisor (or its Affiliate or agent).  Further, in no event shall the sum of the Real Estate Commissions paid to the Advisor (or its Affiliate or agent) and unaffiliated third parties exceed 5.0% of the contract sales price of the Project.  For purposes of this Section 5(h), “substantial assistance” in connection with the sale of a Project includes the preparation of an investment package for the Project (including an investment analysis, a property description and other due diligence information) or certain other substantial services performed by the Advisor or its Affiliate or agent in connection with such sale.  In the event the entire Company is sold, merged or otherwise transferred, the Real Estate Commission will be due in an amount as if the Projects were all sold at their gross value based on the merger or sale consideration (as grossed up for liabilities).

(g)                                  Distributions to Series B Limited Partner.  Under the Partnership Agreement, the Advisor, as the Series B Limited Partner, will receive the distributions which are payable to the Series B Limited Partner as provided thereunder.

6.                                      Expenses.

(a)                                 Company Expenses.  In addition to the compensation paid to the Advisor pursuant to Sections 4 and 5, the Company shall pay directly or reimburse the Advisor for all of the costs and expenses paid or incurred by the Advisor in connection with providing the services to the Company pursuant to this Agreement, including, but not limited to, all Acquisition Costs, Disposition Expenses and Financing Expenses.

(b)                                 Non-Reimbursable Acquisition Costs.  The Company shall be solely responsible for, and the Advisor shall be reimbursed by the Company for any Acquisition Costs incurred by the Advisor and its Affiliates relating to potential Projects and Loans that are either not submitted to the Board for approval or are approved by the Board.  The Advisor shall be responsible for all Acquisition Costs for the Projects or Loans that are submitted to the Board but rejected by the Board.

(c)                                  Organization and Offering Expenses.  The Company shall pay directly or reimburse the Advisor for all Organization and Offering Expenses (including all Selling Commissions and Expenses (as defined in the Memorandum)) in an amount not to exceed 15% of the gross proceeds of the Offering, and the Advisor shall bear the cost of all Organization and Offering Expenses (including all Selling Commissions and Expenses) in excess of 15% of the gross proceeds of the Offering.  The Company, either directly or through the Advisor, may fund any Organization and Offering Expenses (including all Selling Commissions and Expenses) in excess of such 15% limitation during the Offering period, provided that, at the end of the Offering period, the Advisor must reimburse the Company for any Organization and Offering Expenses (including all Selling Commissions and Expenses)in excess of 15% of the gross proceeds of the Offering either by payment or by reduction of the Asset Management Fee.

(d)                                 Overhead Expenses.  Subject to Section 2(j), the Advisor shall be responsible for all of its overhead expenses associated with its operations and ordinary expenses incidental to managing the Company including expenses of any ordinarily recurring nature such as rent, utilities, supplies, charges for furniture, fixtures and equipment, employee benefits (including insurance, payroll and other taxes) and compensation of all personnel.

7.                                      Term and Termination.

(a)                                 Term.  The term of this Agreement shall commence on the Effective Date and continue until the tenth anniversary of the Effective Date, unless sooner terminated in accordance with this Section 7.

(b)                                 Termination During Term.  The Company may terminate this Agreement at any time for cause in the event (i) the Advisor has been adjudicated bankrupt or insolvent by a court of competent jurisdiction and the adjudication or order shall remain in force or unstayed for a period of 30 days, (ii) of fraud, gross negligence or willful misconduct of the Advisor as determined by a final, non-appealable judgment of a court of competent jurisdiction or (iii) the Advisor commits a material breach of this Agreement and such breach is not cured within 30 days following written notice by the Company of such breach.

(c)                                  Termination by Agreement.  The parties hereto may terminate this Agreement by mutual written agreement at any time and on any terms as they may mutually agree.

(d)                                 Survival.  The termination of this Agreement shall not extinguish (i) the obligations of the Company for the payment of compensation and expenses in respect of the services rendered by the Advisor prior to the effective date of such termination or (ii) the exculpation and indemnification obligations hereunder.

8.                                      Limitation of Liability.  Notwithstanding any other provision of this Agreement, except as otherwise provided by federal or state laws, the Advisor and its managers, members, officers, employees and Affiliates, acting in good faith, shall not be liable to the Company or any other party for any act, omission, investment recommendation or decision, or any loss arising out of or relating to any activity undertaken (or omitted to be undertaken), in connection with the performance of their services to the Company as described herein or in the Partnership Agreement, on the same terms and conditions applicable to an “Indemnitee” in the Partnership Agreement in effect as of the date that the Company first became a party to this Agreement.

9.                                      Indemnification by the Company.  The Company shall indemnify, defend and hold the Advisor and its managers, members, officers, employees and Affiliates (the “Advisor Parties”) harmless from and against any loss, damage, liability, claim, cost or expense (including, without limitation, reasonable attorneys’ fees and expenses) arising out of any act or failure to act in the performance of their duties hereunder, unless (i) attributable to the fraud, gross negligence or willful misconduct of the

Advisor Parties or (ii) covered by the Company’s insurance to the extent the insurance proceeds are received by Company.  Notwithstanding the foregoing, the Advisor Parties shall not be entitled to indemnification or be held harmless pursuant to this Section 9 for any activity which the Advisor Parties shall be required to indemnify the Company pursuant to Section 10.  Any indemnification of the Advisor Parties may be made only out of the net assets of the Company.

10.                               Indemnification by the Advisor.  The Advisor shall indemnify and hold the Company, its managers, members, shareholders, Partners, Board members, officers, employees and Affiliates harmless from and against any loss, damage, liability, claim, cost or expense (including, without limitation, reasonable attorneys’ fees and expenses) arising out of any act or failure to act by the Advisor Parties in the performance of their duties hereunder by reason of their fraud, gross negligence or willful misconduct and which are not fully reimbursed by insurance.

11.                               Bank Accounts.  The Advisor may establish and maintain one or more bank accounts in its own name for the account of the Company, or in the name of the Company, and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company, under such terms and conditions as the Board may approve; provided, however, that no funds shall be commingled with the funds of the Advisor, and the Advisor shall from time to time render appropriate accountings of such bank accounts to the Board and the auditors of the Company.

12.                               Records; Access.  The Advisor shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Board and by counsel, auditors and authorized agents of the Company, at any time during normal business hours.  The Advisor agrees that all records it maintains and keeps for the Company shall at all times remain the property of the Company and shall be promptly surrendered to the Company upon the termination of this Agreement or otherwise upon written request of the Company.  The Advisor shall at all reasonable times have access to the books and records of the Company.

13.                               Other Activities of the Advisor.  Nothing herein contained shall prevent the Advisor from engaging in other activities, including, but not limited to, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates, nor shall this Agreement limit or restrict the right of any member, manager, officer or employee of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other Person.  The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein.

14.                               Non-Exclusive Management.  The services furnished by the Advisor under this Agreement are not exclusive.  The Advisor may, in its discretion, render the same or similar services to any Person or Persons whose business may be in direct or indirect competition with the Company.  The Advisor, its principals, managers, members, employees and agents may have, recommend or take the same or similar positions in specific investments for their own accounts, or for the accounts of other funds, as the Advisor recommends to the Company.  The Advisor intends to allocate any investment opportunities among the various competing funds (including the Company) in good faith using its reasonable business judgment, taking into consideration all relevant factors including the individual needs of each fund and the capital available for investment.

15.                               Relationship of Advisor and Company.  The Company and the Advisor do not intend to form a joint venture, partnership or similar relationship.  Instead, the parties intend that Advisor shall act solely in the capacity of an independent contractor for the Company.  Nothing in this Agreement shall cause the Advisor and the Company to be joint venture or other partners of each other, and neither shall have the power to bind or obligate the other party by virtue of this Agreement, except as expressly provided in this Agreement.

16.                               Assignment.  This Agreement may be assigned by the Advisor to an Affiliate with the approval of the Board.  The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board.  This Agreement shall not be assigned by the Company without the consent of the Advisor, except in the case of an assignment by the Company to a corporation or other organization which is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company are bound by this Agreement.

17.                               Miscellaneous.

(a)                                 Notices.  Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice is accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight delivery service to the addresses set forth on the signature page of this Agreement.  Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 16(a).

(b)                                 Modification.  This Agreement shall not be changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by all of the parties hereto or their respective successors or assigns.

(c)                                  Entire Agreement.  This Agreement constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter described herein, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.  The express terms hereof control and supersede any course of performance and/or usage of trade inconsistent with any of the terms hereof.

(d)                                 Severability.  The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(e)                                  No Waivers.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(f)                                   Governing Law and Venue.  This Agreement is made and shall be construed under the laws of the state of Delaware without giving effect to principles of conflicts of law.  Any disputes arising under this Agreement shall be brought in the state or federal courts having jurisdiction over Cass County, North Dakota, and the parties consent to and waive any objections they may have to the exclusive jurisdiction of such courts.

(g)                                  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement, notwithstanding that all parties shall not have signed the same counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

GENERAL PARTNER:

Address:	Lodging Fund REIT III, Inc., a Maryland corporation

1635 43rd Street, Suite 205
Fargo, North Dakota 58103
	By:		/s/ Corey R. Maple
Corey R. Maple
Chief Executive Officer

PARTNERSHIP:

Address:	Lodging Fund REIT III OP, LP, a Delaware limited partnership

1635 43rd Street, Suite 205
Fargo, North Dakota 58103	By:		Lodging Fund REIT III, Inc., a Maryland corporation, its General Partner

		By:	/s/ Corey R. Maple
Corey R. Maple
Chief Executive Officer

ADVISOR:

Address:	Legendary Capital REIT III, LLC, a Delaware limited liability company
1635 43rd Street, Suite 205
Fargo, North Dakota 58103
	By:		/s/ Corey R. Maple
Corey R. Maple
Chief Executive Officer

EXHIBIT A

Total Return Per Share
Disposition Fee Percentage	Year 5 and beyond (1)	Year 4 (1)	Year 3 (1)	Year 2 (1)	Year 1 (1)
0.00%	below $10.00	below $10.00	below $10.00	below $10.00	below $10.00
0.75%	$10.00 to $12.50	$10.00 to $12.00	$10.00 to $11.50	$10.00 to $11.00	$10.00 to $10.50
2.00%	$12.51 to $15.00	$12.01 to $14.00	$11.51 to $13.00	$11.01 to $12.00	$10.51 to $11.00
2.50%	$15.01 to $17.50	$14.01 to $16.00	$13.01 to $14.50	$12.01 to $13.00	$11.01 to $11.50
3.00%	$17.51 to $20.00	$16.01 to $18.00	$15.51 to $16.00	$13.01 to $14.00	$11.51 to $12.00
4.00%	over $20.00	over $18.00	over $16.00	over $14.00	over $12.00

(1)         The period of time shall begin on the Offering Termination Date and the sale, merger or other transfer shall occur during the applicable year thereafter.